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                                                                   Exhibit 3.1.1

                           Certificate OF AMENDMENT OF

                        THE ARTICLES OF INCORPORATION OF

                           INNOVATIVE MEDICAL SERVICES


Michael L. Krall and Dennis B. Atchley hereby certify that:

1. We are the President and Secretary, respectively, of Innovative Medical Services, a California corporation.

2. Article FOUR of the Articles of Incorporation of this corporation is amended to read as follows:

FOUR: "The corporation is authorized to issue two (2) classes of shares, to be designated respectively as "Common Shares" and "Preferred Shares". the total number of Common Shares the corporation is authorized to issue is Fifty Million (50,000,000) with no par value. The total number of preferred Shares the corporation is authorized to issue is Five Million (5,000,000) with no par value. Said preferred stock may subsequently be divided into series as may be deemed appropriate by the Board of Directors of the corporati6n, and the Board of Directors shall have the right to determine or alter the rights, preferences, privileges, and restrictions granted to, or imposed upon said series of preferred shares;. Additionally, the Board of Directors shall be empowered to increase or decrease. (but not below the number of shares of Common or preferred Shares then outstanding) the number of shares of any series of preferred shares subsequent to the issue of shares of that class."

3. The foregoing amendment to the Articles of incorporation was duly approved by the Board of Directors of the corporation on March 11, 2002.

4. The foregoing amendment to the Articles of Incorporation was duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code on March 11, 2002. The total number of Common Shares outstanding in the corporation is 7,890,599.

The number of Common Shares voting in favor of these amendments equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) present and voting at the duly called meeting.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Dated: March 11, 2002     MICHAEL L. KRALL
                                   --------------------------
                                   Michael L. Krall
                                   President, C.E.O and Director


         Dated: March 11, 2002     DENNIS ATCHLEY
                                   --------------------------
                                   Dennis Atchley Esquire
                                   Secretary